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                                                                    EXHIBIT 16.2


By Mail and By Fax No. 0062-86-20-3878-0275

Private and Confidential

The Board of Directors                                          January 16, 2001
Century Milestone S&T Co., Ltd.
8/F Jin Yu Plaza,
100 West Sanhuan North Road
Haidian District
Beijing,  P.R.C.


Dear Sirs,

CENTURY MILESTONE S&T CO., LTD.
RESIGNATION OF BDO INTERNATIONAL

It is with regret that BDO International has tendered its resignation as auditors of Century Milestone S&T Co., Ltd. ("the Company"). We would like to advise that during our past association with the Company there has never been any dispute or disagreement in respect of accounting and auditing issues. Our resignation was due to internal reasons and we part on amicable terms.

Our letter of resignation dated January 16, 2001 has been sent to the Board of Directors with a copy filed with the SEC on the same date.

We apologize for any inconvenience our resignation may have caused.


Yours faithfully,
BDO INTERNATIONAL



/s/ BDO INTERNATIONAL